EMPLOYMENT AGREEMENT

Made this 28th day of December 2017, to take effect on January 1, 2018 (the “Commencement Date”)

BETWEEN:

ENSTAR GROUP LIMITED (the “Company”) whose registered office is situated at Windsor Place, 3rd Floor, 22 Queen Street, Hamilton HM 11, Bermuda; and

GUY T.A. BOWKER ( “Executive”)

Company hereby employs Executive and Executive hereby agrees to continue employment by Company for the period and upon the terms and conditions hereinafter set forth. This Agreement shall serve as Executive’s Statement of Employment pursuant to section 6 of the Employment Act 2000.

1.	TITLE AND DESCRIPTION OF DUTIES

1.1	Executive’s title will change on the Commencement Date to Chief Financial Officer, and Executive hereby agrees to serve the Company in such role at such time in accordance herewith.

Briefly described, the main duties of such role will be:

•	To oversee finance and accounting functions related to the Company and its subsidiaries

•	To provide leadership in the development and continuous evaluation of the Company’s strategic financial objectives

•	To advise executive management on the financial implications of business activities

•	To act as a liaison with the Company’s independent auditors

•	To provide the Company with financial and accounting analysis

•	To oversee the Company’s SEC filings

•	In addition to the above key responsibilities, Executive may be required to undertake other duties from time to time as the Company may reasonably require

1.2
Executive shall report to the Chief Executive Officer and the Chief Operating Officer, and Executive’s principal place of business shall be the Company’s office in Bermuda. It is recognised that travel may be necessary or appropriate in connection with the performance of Executive’s duties hereunder and in particular that certain actions required to be taken to satisfactorily dispose of the duties hereunder must be taken in Bermuda.

1.3
Executive shall devote his full working time and energy, skill and best efforts to the performance of his duties hereunder, in a manner that will comply with the Company’s rules and policies in effect from time to time, and will faithfully and diligently further the business and interests of the Company.

1.4
During the Term (as hereinafter defined), Executive shall not be employed by or participate or engage in or in any manner be a part of the management or operation of any business enterprise other than the Company without the prior written consent of the Board of Directors of the Company, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything herein to the contrary, nothing shall preclude Executive from (i) serving on the boards of directors of a reasonable number of other companies or corporations or the boards of a reasonable number of trade associations and/or charitable organizations, provided the Company’s written consent is obtained prior to accepting such position, (ii) engaging in charitable, community and other business affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of Executive’s responsibilities and duties hereunder.

2.	TERM OF EMPLOYMENT

2.1	TERM

Executive’s employment pursuant to this Agreement shall commence on the Commencement Date and shall continue until terminated in accordance with this Agreement.

2.2	CONTINUOUS EMPLOYMENT

Executive’s period of continuous employment commenced on September 8, 2015 with the Company’s subsidiary, Enstar Limited.

3.	SALARY & DISCRETIONARY BONUS & LONG TERM INCENTIVE PROGRAM

3.1	SALARY

On the Commencement Date, Executive will be paid an annual gross salary of $575,000 (“Base Salary”) payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time. Normal statutory deductions will apply (see below).

Thereafter, Executive’s Base Salary will be reviewed annually; there is no contractual obligation that it will be reviewed upwards.

The Company has the right at any time during Executive’s employment or on termination to deduct sums owed by Executive to the Company from any payments due to Executive, for example, in respect of unauthorized business expenses, personal expenses, overpayment of Base Salary, incentive compensation or benefits, overpayment of vacation or sick pay, unauthorized use of business credit cards, training loans, relocation expenses, overuse of petty cash, etc.

An itemized pay statement outlining any such deductions will be issued to Executive at or before the payment of any amounts due to Executive.

3.2	PERFORMANCE BONUS

Executive shall, following the completion of each fiscal year of the Company during the Term, be eligible for a performance bonus in accordance with the Company’s performance bonus plan. If awarded, any performance bonus shall be payable at such time as the Company pays annual bonuses generally to its employees, but in no event later than April 15 following the end of each year; provided, however, that the accrual and payment of any performance bonus is conditioned upon Executive (a) being employed by the Company and (b) not having given notice of resignation of Executive’s employment as set forth in Section 5, on the date bonuses are paid to the Company’s employees that year.

3.3	LONG-TERM INCENTIVE PROGRAM

Executive will continue to be eligible to participate in the Company’s long term incentive program in effect from time to time in accordance with the policies and practices of the Company. The program is administered by the Company’s Compensation Committee and subject to its discretionary review and approval each year. Future awards require the acceptance and entrance into corresponding award agreements.

4.	BENEFITS

The benefits described herein are based on the Company’s benefits plans and programs that are in effect from time to time and are governed by the terms of the relevant plans and Bermuda legislation. The plans are subject to amendment or termination at any time, pursuant to the terms of such plans.

4.1	SOCIAL INSURANCE (GOVERNMENT PENSION)

In accordance with the provisions of the Contributory Pensions Act 1970, Executive is required to pay government social insurance contributions, the amount of which varies from time to time as set by the Bermuda Government. As an added benefit, the Company pays 100% of the premiums for such insurance; the Company reserves the right to change this policy in the future.

4.2	PAYROLL TAX

In accordance with the provisions of the Bermuda Payroll Tax Act 1995, the Company must pay payroll tax on Executive’s compensation and benefits. In accordance with Bermuda law, the Company may deduct and retain from Executive’s Base Salary the employee’s statutory portion, currently a progressive amount of Base salary and benefits; however as an added benefit, the Company pays 100% of such payroll tax. The Company reserves the right to change this policy in the future.

4.3	HEALTH AND OTHER INSURANCE

The Company offers a comprehensive major medical health plan, including dental and vision coverage on a worldwide basis for Executive and his dependants.

The Company also provides basic group life insurance, Accidental, Death & Dismemberment (AD&D) long term disability and other insurances for eligible employees in accordance with the terms of the relevant plans.

In the event that the generally applicable Company long-term disability plan contains a limitation on benefits that would result in Executive being entitled to benefit payments under such plan which are less than 50% of Executive’s Base Salary, the Company shall provide Executive with an individual disability policy paying a benefit amount that, when coupled with the group policy benefit payable, would provide Executive with aggregate benefits in connection with Executive’s long-term disability equal to 50% of Base Salary (provided that, if an individual policy cannot be obtained for such amount on commercially reasonable rates and on commercially reasonable terms, the Company shall provide Executive with a policy providing for the greatest amount of individual coverage that is available on such standard terms and rates). Provision of any individual disability policy will also be contingent upon Executive being able to be insured at commercially reasonable rates and on commercially reasonable terms and upon Executive assisting the Company in the procurement of such policy (including, without limitation, submitting to any required physical examinations and completing accurately to the best of Executive’s knowledge any applicable applications and or questionnaires).

As an added benefit to Executive, the Company pays 100% of the premiums for such insurance; the Company reserves the right to change this policy in the future.

4.4	PENSION

The Company will pay Executive 10% of his Base Salary towards Executive’s own pension plan on or before April 1st in respect of the preceding calendar year. The Company reserves the right to change this policy in the future.

4.5	EXPENSE REIMBURSEMENTS

During Executive’s employment, Executive shall be entitled to receive reimbursement by the Company for all reasonable out-of-pocket expenses incurred by him in performing his duties under this Agreement in accordance with its regular reimbursement policies as in effect from time to time.

4.6	VACATION AND OTHER LEAVE

During the Employment Period, Executive shall be entitled to 25 days of paid vacation leave on a calendar year basis, to be taken at such times as may be approved in advance by the Company, together with the usual public holidays.

Executive shall to be entitled to 12 days of paid sick leave per calendar year when unable to work due to sickness or injury. If Executive is out of work, sick or injured for two or more consecutive days, a doctor’s certificate is required. Sick leave days may not be carried over into subsequent years.

Executive shall also be entitled to the types of paid and unpaid leave as mandated by the Employment Act 2000.

5.	TERMINATION

5.1	NOTICE REQUIREMENTS

Executive is required to give at least one-hundred eighty (180) days advance written notice of termination that Executive is terminating Executive’s employment without Good Reason (“Notice Period”). For the avoidance of doubt, and consistent with Section 3.2, Executive shall not be entitled to any bonus accrual or bonus payment during the Notice Period. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such Notice Period and shall be required to pay Executive only the compensation to which Executive is entitled to until the effective date of the termination of employment.

5.2	WORK PERMIT

The provision of a valid work permit is key to Executive’s ability to continue to be employed with the Company.
If Executive’s work permit is revoked or a work permit application is not approved, the Agreement shall be terminated as of the date of the expiry of the work permit without a requirement of written notice from either side, and Executive will be compensated based on the operation of this Section 5 depending on the nature of the termination.
This Agreement is contingent on Executive’s Chief Financial Officer full-time work permit being approved.

5.3	DEATH OF EXECUTIVE

If Executive dies during the Term, and for the year in which he dies, the Company achieves the performance goals established in accordance with any incentive plan in which Executive participates, the Company shall pay his estate an amount equal to the bonus that Executive would have received had he been employed by the Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days he was employed in such year and the denominator of which is 365. In addition, Executive’s spouse and dependents (if any) shall be entitled for a period of 12 months, to continue to receive medical benefits coverage (as described in Section 4.3) at the Company’s expense if and to the extent the Company was paying for such benefits for Executive’s spouse and dependents at the time of Executive’s death.

5.4	DISABILITY

If Executive is or has been materially unable for any reason to perform his duties hereunder for 120 days during any period of 150 consecutive days, the Company shall have the right to terminate Executive’s employment upon 30 days’ prior written notice to Executive at any time during the continuation of such inability, in which event the Company shall thereafter be obligated to continue to pay his Base Salary for a period of 12 months, periodically in accordance with the Company’s regular payroll practices and, within 30 days of such notice, shall pay any other amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination. The amount of payments to Executive under disability insurance policies paid for by the Company shall be credited against and shall reduce the Base Salary otherwise payable by the Company following termination of employment. If, for the year in which Executive’s employment is terminated pursuant to this Section, the Company achieves the performance goals established in accordance with any incentive plan in which he participates, the Company shall pay Executive an amount equal to the bonus that he would have received had he been employed by the Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in such year and the denominator of which is 365. Executive shall be entitled to continue to receive at the Company’s expense medical benefits coverage (as described in Section 4.3) for himself and his spouse and dependents (if any) if and to the extent the Company was paying for such benefits to Executive and his spouse and dependents at the time of such termination, until the earlier of: (1) a period of 12 months from the date Executive is terminated pursuant to this Section 5.4, or (2) the date Executive begins new employment at an organization offering a comprehensive major medical health plan for Executive and his spouse and dependents (regardless of payment policies in effect at such organization).

5.5	TERMINATION FOR CAUSE

The Company may immediately terminate Executive’s employment for Cause upon the occurrence of any of the following events (each a “Cause”):

a)	Conviction or plea to a felony or a crime involving fraud or misrepresentation;

b)
Indictment for a felony or a crime involving fraud or misrepresentation; provided, however, that in the event Executive is subsequently acquitted of such crime or the indictment is subsequently dismissed, Executive shall be entitled to all severance benefits following a termination without Cause;

c)	Failure by Executive to follow lawful written instructions from his supervisor or the Board of Directors of the Company;

d)
Failure to perform his duties hereunder following written notice and a reasonable opportunity to cure, if curable, within a time frame determined by the Company, but no less than twenty (20) days from such notice;

e)
Material gross neglect by Executive in the performance of his duties hereunder following written notice and a reasonable opportunity to cure, if curable, not to exceed twenty (20) days from such notice;

f)	Fraud or dishonesty in connection with his employment;

g)	Breach of fiduciary duty related to the business or affairs of the Company;

h)
Executive’s material breach of any written employment agreement with the Company, following written notice and a reasonable opportunity to cure, if curable, not to exceed ten (10) days from such notice; or

i)	Willful conduct that may be materially harmful to the business, interests, or reputation of the Company, including any material violation of the Company written policy;
provided, however, that any right to cure hereunder shall not be applicable to two or more of the same or similar or related breaches, acts, or omissions.
In the event of a termination for Cause, the Company shall pay to Executive all compensation to which he is entitled up through the effective date of the termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

5.6	Termination without Cause or for Good Reason

a)
If (1) Executive’s employment is terminated by the Company for any reason other than for Cause, his death or disability, or (2) Executive’s employment is terminated by him for Good Reason (as defined herein):

i)
The Company shall pay Executive any amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, him under this Agreement as of the date of such termination, together with any payment in lieu of accrued but untaken vacation;

ii)	The Company shall pay Executive a lump sum amount equal to the Base Salary payable to him as of the date of such termination;

iii)
Executive shall be entitled to continue to receive at the Company’s expense medical benefits coverage (as described in Section 4.3) for Executive and his spouse and dependents (if any) if and to the extent the Company was paying for such benefits to Executive and his spouse and dependents at the time of such termination until the earlier of: (A) a period of 12 months from the date Executive is terminated pursuant to this Section 5.6, or (B) the date Executive begins new employment at an organization offering a comprehensive major medical health plan for Executive and his spouse and dependents (regardless of payment policies in effect at such organization);

iv)	Each outstanding equity incentive award granted to Executive shall operate in accordance with the terms and conditions set forth in the applicable award agreement for such awards; and

v)
If, for the year in which Executive’s employment is terminated pursuant to this Section 5.6, the Company achieves the performance goals established in accordance with any incentive plan in which he participates, the Company shall pay Executive an amount equal to the bonus that he would have received had he been employed by the Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days he was employed during such year and the denominator of which is 365.

b)
Upon making the payments described in this Section 5.6, the Company shall have no further obligation to Executive under this Agreement. To the extent that the payments to be made under this Section 5.6 are damages (which is not admitted), the Company and Executive agree that the terms of this Section 5.6 represent a genuine pre-estimate of the loss to the Executive that would arise on termination of employment hereunder in the circumstances described and does not constitute a penalty. The Company waives any requirement on Executive to mitigate his losses in respect of such termination.

c)	“Good Reason” shall mean the following:

i)
material breach of the Company’s obligations hereunder, provided that Executive shall have given written notice thereof to the Company, and the Company shall have failed to remedy the breach within 30 days;

ii)	the relocation of Executive’s principal business office outside of Bermuda without the Executive’s prior agreement; or

iii)	any material reduction in Executive’s duties or authority as described in Section 1.1.

5.7	Change in Control

a)
If, during the Term, there should be a Change of Control (as defined herein), and within 1 year thereafter either (i) Executive’s employment should be terminated for any reason other than for Cause or (ii) Executive terminates his employment for Good Reason (as defined in Section 5.6):

i)
The Company shall pay Executive any amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, him under this Agreement as of the date of such termination, together with any payment in lieu of accrued but untaken vacation;

ii)	The Company shall pay Executive a lump sum amount equal to his Base Salary as of the date of such termination;

iii)
Executive shall be entitled to continue to receive at the Company’s expense medical benefits coverage (as described in Section 4.3) for Executive and Executive’s spouse and dependents (if any) if and to the extent the Company was paying for such benefits to Executive and Executive’s spouse and dependents at the time of such termination until the earlier of: (A) a period of 12 months from the date Executive is terminated in a manner subject to this Section 5.7, or (B) the date Executive begins new employment at an organization offering a comprehensive major medical health plan for Executive and his spouse and dependents (regardless of payment policies in effect at such organization);

iv)	Each outstanding equity incentive award granted to Executive shall operate in accordance with the terms and conditions set forth in the applicable award agreement for such awards; and

v)
If, for the year in which Executive’s employment is terminated pursuant to this Section 5.7, the Company achieves the performance goals established in accordance with any incentive plan in which Executive participates, the Company shall pay Executive an amount equal to the bonus that Executive would have received had he been employed by the Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in such year and the denominator of which is 365.

b)
Upon making the payments described in this Section 5.7, the Company shall have no further obligation to Executive under this Agreement. To the extent that the payments to be made under this Section 5.7 are damages (which is not admitted), the Company and Executive agree that the terms of this Section 5.7 represent a genuine pre-estimate of the loss to the Executive that would arise on termination of employment hereunder in the circumstances described and does not constitute a penalty. The Company waives any requirement on Executive to mitigate his losses in respect of such termination.

c)	A “Change in Control” of the Company shall mean:

i)
the acquisition by any person, entity or “group” required to file a Schedule 13D or Schedule 14D-1 under the United States Securities Exchange Act of 1934 (the “1934 Act”) (excluding, for this purpose, the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries which acquires ownership of voting securities of the Company, and any group that includes Executive) of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of 50% or more of either the then outstanding ordinary shares or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors;

ii)
the election or appointment to the Board of Directors of the Company, or resignation of or removal from the Board, of directors with the result that the individuals who as of the date hereof constituted the Board (the “Incumbent Board”) no longer constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose appointment, election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board (other than an appointment, election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

iii)
consummation of: (i) a reorganization, merger or consolidation by reason of which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors, or (ii) a liquidation or dissolution of the Company or the sale, transfer, lease or other disposition of all or substantially all of the undertaking or assets of the Company (whether such assets are held directly or indirectly).

5.8	Execution of Release

In the event Executive’s employment is terminated pursuant to Sections 5.4, 5.6, or 5.7, it shall be a condition precedent of receipt of the payments and benefits specified in such sections (other than any amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by, but not yet paid to Executive under this Agreement as of the date of such termination) that: (a) Executive executes (and does not revoke) a full and complete release of the Company under this Agreement, all benefit plans in which Executive participates and all applicable laws and regulations and (b) Executive remains in full compliance with the restrictive covenants set forth in Section 6.

6.	SPECIAL PROVISIONS RESTRICTIVE COVENANTS

Executive acknowledge that during Executive’s employment with the Company, Executive will become familiar with trade secrets and other commercially sensitive Confidential Information concerning the Company and certain Group Companies (as defined below) or their clients and affiliates, that Executive’s services are of special, unique and extraordinary value to the Company and that the Company and Group Companies have a protectable interest in the protections afforded in these Special Provisions. Executive further acknowledge that Executive may also be in a position where Executive may have significant influence with the Company’s clients or the Company’s investment activity. It is therefore appropriate to set out Executive’s obligations to the Company with respect to the use of Confidential Information and the business, information and trade connections belonging to the Company as well as Executive’s obligations of Non-Solicitation.

6.1	CONFIDENTIAL INFORMATION

Executive covenant that during Executive’s employment and thereafter Executive will not, except in the performance of Executive’s obligations to the Company hereunder, directly or indirectly, disclose or use any Confidential Information that Executive may learn or have learned by reason of Executive’s association with the Company, any client or any of their respective subsidiaries and affiliates or third parties acting on their behalf (together referred to as the “protected parties”). The term Confidential Information includes all data, analyses, reports, interpretations, investment strategies, details, forecasts, risk characteristics, business, finances, accounts, dealings, transactions, affairs, names, performance statistics, documents, hardware, software and information concerning or otherwise reflecting information and concerning the protected parties and their affairs, including, without limitation, with respect to clients, products, policies, procedures, methodologies, trade secrets and other intellectual property, systems, personnel, confidential reports, technical information, financial information, business transactions, business plans, prospects or opportunities. Confidential information shall exclude any portion of such information that (a) is or becomes generally available to the public or is generally known in the industry or industries in which the Company operates, or (b) Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. Nothing in this Agreement prohibits or restricts Executive (or Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any other regulatory authority regarding possible violations of applicable law or making other disclosures that are protected under the whistleblower provisions of any applicable law undertaking he is required to give by law or regulation.

6.2	INTELLECTUAL PROPERTY

In the event that Executive as part of Executive’s activities on behalf of the Company generate, author or contribute to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising confidential information), any copyrightable work or any other form of confidential information relating directly or indirectly to the business of the Company as now or hereinafter conducted (collectively, “Intellectual Property”), Executive acknowledge that such Intellectual Property is the sole and exclusive property of the Company and Executive hereby assign all right, title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by Executive during the period of Executive’s employment with the Company will be deemed to be a work made in the course of employment and the Company will own all of the rights comprised in the copyright therein. Executive will promptly and fully disclose all Intellectual Property and will cooperate with the Company to protect the Company’s interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Executive’s employment hereunder).

6.3	PROTECTION OF PROPERTY OF THE COMPANY

Executive covenant to safely keep and preserve the property of the Company, other than that necessarily consumed in the ordinary course of the business operations of the Company. Upon termination of Executive’s employment Executive will immediately deliver up to the Company or its duly authorized representative all such property as then remains in Executive’s possession or under Executive’s control and Executive will not retain any copies. For this purpose the property of the Company includes, but is not limited to, originals and copies of records, files, manuals, lists of Clients, blanks, forms, supplies, hardware, software, computer programs, models and other electronic or other materials furnished to Executive by the Company or used by Executive on its behalf or generated or obtained by Executive during the course of Executive’s employment.

6.4	NON-SOLICITATION
During the Executive’s employment with the Company and for a period of twelve (12) months immediately after the date Executive’s employment terminates for any reason, Executive agree that Executive will not, directly or indirectly, (i) call upon, solicit, divert, or take away any of the clients, business, or business partners of the Company, or request or cause any of the above to abandon, cancel or terminate any part of their relationship with the Company, or (ii) solicit, entice, or attempt to persuade any employee, agent, consultant, or independent contractor of the Company to leave the service of the Company for any reason or take any other action that may cause any such individual to terminate Executive’s relationship with the Company.

6.5	ASSIGNMENT OF BENEFITS

The benefit of the provisions of this Section 6 shall be held on trust by the Company for each direct and indirect subsidiary of Enstar Group Limited (each, a “Group Company”) and the Company reserves the right to assign the benefit of such provisions to any Group Company, in relation to which Executive has in the course of Executive’s duties for the Company or by reason of rendering services to or holding office in such subsidiary or affiliate:

a)    acquired knowledge of its trade secrets or Confidential Information; or
b)    had material personal dealings with its customers or prospective customers;
so that references in Section 6 to “the Company” shall for this purpose be deemed to be replaced by references to the relevant Group Company. The obligations undertaken by Executive pursuant to Section 6 shall, with respect to each such Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company or the Company. For the purposes of this Agreement, the term Group Company shall mean and include any company which is from time to time a holding company (as defined by Section 86 of the Companies Act 1981, but irrespective of whether it is a Bermuda company or an overseas company) of the Company, a subsidiary company (as so defined) of the Company, a subsidiary company (as so defined) of a holding company (as so defined) of the Company, a company in which the Company owns at least 50% of the issued share capital.

6.6	ENFORCEMENT

Each of the covenants contained in Section 6 (to the extent that the context permits) is separate and distinct from the others and the invalidity or unenforceability of any such provision or part thereof will have no effect on the others. If, in proceedings to enforce the covenants contained in Section 6, a Court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be permitted to revise the restrictions contained in those provisions to cover the maximum duration, scope and area permitted by law.

6.7	RELIEF

Executive hereby acknowledge that said covenants are reasonable, that Executive’s services are unique, and that a breach or threatened breach by Executive of any of these covenants and agreements with the Company could cause irreparable harm to the Company for which the Company would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company may have at law, in the event of an actual or threatened breach by Executive of these covenants, the Company shall have the right to obtain in any court of competent jurisdiction such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances, without the need to post security or prove that monetary damages would be difficult to calculate or that remedies at law would be inadequate. Executive acknowledge that the restrictions contained in this Section 6 do not impose an undue hardship on Executive and do not deprive Executive of Executive’s livelihood. Executive further acknowledge that that the provisions of this Section 6 are separate and independent of the other sections of this Agreement.

6.8	SURVIVAL

The termination of Executive’s employment with the Company or breach by the Company of this contract of employment for whatever reason will not affect the rights of the Company to the benefit of the provisions contained in this Section 6. Further, in the event of Executive’s seeking employment, whether as an employee or otherwise, with any person other than the Company, Executive is under an obligation to inform that person of Executive’s obligations contained in Section 6.

7.	CLAWBACK RIGHT

Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company that is subject to recovery under any law, government regulation, stock exchange listing requirement or the Company policy approved by the Board and notified to Executive, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or the Company policy.

8.	INDEMNIFICATION

8.1
The Company shall indemnify and defend Executive against all claims arising out of Executive’s activities as an officer or employee of the Company or its affiliates to the fullest extent permitted by law and under the Company’s organizational documents, except that the Company shall not indemnify and defend Executive against any such claims brought against Executive by the Company or any of its affiliates. During employment and for six years following the end of employment, Executive shall be entitled to be covered by a policy of directors' and officers' liability insurance on commercially reasonable terms sufficient to cover the risk to Executive that would reasonably be expected to result from his activities as aforesaid and a copy of the policy shall be provided to Executive upon his request from time to time. At the request of the Company, Executive shall during and after employment render reasonable assistance to the Company in connection with any litigation or other proceeding involving the Company or any of its affiliates, unless precluded from so doing by law. The Company shall provide reasonable compensation to Executive for such assistance rendered after employment ceases.

8.2	INDEMNIFICATION / TAXATION

The Company recognises that Executive has and will continue to spend significant time in jurisdictions outside of Executive’s tax residence, and that while outside Executive’s tax residence Executive has and will continue to discharge Executive’s duties for the Company. The Company agrees as follows:

(a)
to indemnify Executive for any liability for, or in connection with, any taxation relating to Executive’s compensation in any jurisdiction other than the Executive’s tax residence for the period for which the relevant tax claim or demand is made, which arises as a direct consequence of Executive being in that jurisdiction in order to discharge Executive’s duties to the Company prior to and/or after the date Executive’s employment commenced; and

(i)
to provide all reasonable support to Executive in responding to any such claim or demand for or in connection with taxation by any statutory authority outside the jurisdiction of Executive’s tax residence; and

(ii)	to indemnify Executive for all costs and expenses reasonably incurred by Executive (including legal fees) in responding to or defending any such claims or demands; and

(b)
to engage a service provider to prepare all required tax filings by any statutory authority outside of the Executive’s tax residence arising due to Executive’s discharging his duties outside of Executive’s tax residence and related to Executive’s compensation from the Company, provided, however that

Executive shall have the right to have Executive’s own personal tax adviser participate in the review and preparation of the filings.

In indemnifying Executive, the Company will pay any liabilities, costs or expenses the subject of the indemnity without undue delay. The Company will ensure that the net sum received by Executive pursuant to the indemnity covers all such liabilities, costs or expenses, with such net sum calculated by the Company or its service provider; provided, however that Executive shall have the right to have Executive’s own personal tax adviser participate in the review of the calculation to the extent reasonably practicable.

9.	MISCELLANEOUS

9.1	The expiration or termination of this Agreement shall not operate to affect such of the provisions hereof as are expressed or intended to remain in full force and effect.

9.2
If any of the sections, clauses, conditions, covenants or restrictions of this Agreement shall be found to be void but would be valid if some part thereof were deleted or modified, then such clause, condition covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.

9.3
This Agreement together with any documents referred to herein constitutes the whole agreement and understanding between the parties and supersedes all previous agreements and arrangements (if any) relating to Executive’s employment by the Company (which shall be deemed to have been terminated by mutual consent).

9.4
Except as expressly provided for in this Agreement, no variation or amendment of this Agreement or oral promise or commitment related to it shall be valid unless committed to writing and signed by the parties. The Company reserves the right to make reasonable changes to these terms and conditions of employment in which case Executive will be informed of the changes taking effect and Executive will be required to sign any documents reflecting such changes.

9.5	This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

9.6
All questions concerning the construction and validity of this Agreement and the terms contained therein will be governed by the laws of Bermuda, without regard to principles of conflict of laws. The terms and conditions of this Agreement and the rights of the Parties hereunder shall be governed by and construed in all respects in accordance with the laws of Bermuda. Any dispute which may arise out of or in connection with this Agreement shall be referred to arbitration in Bermuda before a single arbitrator. In the absence of agreement between the parties, the arbitrator shall be appointed by the Appointments Committee of the Chartered Institute of Arbitrators, Bermuda Branch.

IN WITNESS WHEREOF the parties intending to be bound hereby have duly executed this Agreement as of the date first written above. By signing, Executive confirm that Executive has read and understand this Agreement and Executive agree with its terms and conditions. Executive further confirm that Executive has had the opportunity of taking independent legal advice prior to signing this Agreement.

/s/ Orla M. Gregory                    December 28, 2017
(Signature on behalf of the Company)            (Date)

/s/ Guy T.A. Bowker                    December 28, 2017
(Employee's Signature)                    (Date)